ACP Strategic Opportunities Fund II, LLC  SC TO I

Exhibit (a)(1)(iv)

PROMISSORY NOTE
for the Offer to Repurchase up to 10% of the
Issued and Outstanding Units of Beneficial Interest of
ACP Strategic Opportunities Fund II, LLC

Pursuant to the Repurchase Offer, dated October 1, 2011, of up to ten percent (10%) of the units of beneficial interest (“Units”) in the net assets of ACP Strategic Opportunities Fund II, LLC (the “Fund”) issued and outstanding as of November 1, 2011 (the “Expiration Date”), at a price equal to the respective net asset value of the Units as of the close of regular trading session of the New York Stock Exchange on the Net Asset Value Determination Date upon the terms and conditions set for in the Repurchase Offer, the Fund hereby promises to pay in cash, in the manner set forth below, to the person identified below as the payee (the “Payee”) an amount equal to the net asset value of the Units tendered, determined as of the Net Asset Value Determination Date in accordance with the valuation policy of the Fund, as described in the Fund’s Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement.

This note entitles the Payee to receive an initial payment, valued in accordance with the Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement, in an amount equal to at least ninety-five (95%) of the estimated value of the repurchased Units, determined as of the Net Asset Value Determination Date.  The Investment Manager, in its sole discretion, may determine to waive the five (5%) holdback and authorize an Initial Payment of one hundred percent (100%) of the estimated value of the repurchased Interest. An Investor that tenders a partial Interest, which is ninety percent (90%) or more of the Investor’s Units, and such tender is accepted by the Fund, will be deemed to have liquidated his or her investment, and therefore, will receive an Initial Payment for the tendered Units determined as of the Net Asset Value Determination Date.  The Initial Payment will be made as of the later of (a) thirty (30) days after the Net Asset Value Determination Date, or (b) if the Fund has requested withdrawals of its capital from any investment funds in order to fund the repurchase of Units, within ten (10) business days after the Fund has received at least ninety-five (95%) of the aggregate amount withdrawn by the Fund from such investment funds.

The second and final payment (the “Contingent Payment”) is expected to be in an amount equal to the excess, if any, of (a) the value of the repurchased Units, determined as of the Net Asset Value Determination Date and based upon the results of the annual audit of the Fund’s financial statements for the year in which the Net Asset Value Determination Date falls, over (b) the Initial Payment.  It is anticipated that the annual audit of the Fund’s financial statements will be completed within sixty (60) days after the end of the fiscal year of the Fund and that the Contingent Payment will be made promptly after the completion of the audit.  This amount will be paid to the Payee via ACH or Check, as per the instructions on the Payee’s Letter of Transmittal or as per the settlement instructions of the Payee’s Financial Intermediary. Investors whose Units will be liquidated because they tendered ninety percent (90%) or more of their Units will receive a Contingent Payment.

Both the Initial Payment and Contingent Payment hereunder shall be paid in cash, provided, however, that if the Fund’s Board of Directors determines that it is necessary to make payment of all or a portion of the purchase proceeds by a distribution of portfolio securities to avoid or mitigate any adverse effect of the Repurchase Offer on the remaining Investors of the Fund, or such other reasons as provided for in the Fund’s Confidential Private Placement Memorandum, Statement of Additional Information and Operating Agreement, then such payment shall be made by distributing such portfolio securities, all as more fully described in the Repurchase Offer.

Both the Initial Payment and, if applicable, the Contingent Payment shall be made by check or ACH to the Payee, as per the Payee’s instruction on the Letter of Transmittal.

This note may not be pledged, assigned or otherwise transferred by the Payee.  This note shall be construed according to and governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

Any capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Repurchase Offer.

Payee: __________________                                                                 ACP Strategic Opportunities Fund II, LLC

                                                                       By:  ________________________________